Exhibit 99

Press contact;

Paul Rosengren:

973-430-5911

paul.rosengren@pseg.com

Denise Denk:

973-430-6636

denise.denk@pseg.com

FERLAND AND IZZO ADDRESS PSEG SHAREHOLDERS

Ferland Highlights PSEG’s Strong Operational Results

Izzo Notes Financial Success Will Allow for Disciplined Future Growth

(November 21, 2006 – Newark, N.J.) – In addressing PSEG shareholders today, E. James Ferland, Chairman and CEO of PSEG and Ralph Izzo, COO and president of PSEG stressed that PSEG has significantly strengthened its position in the past two years with strong operational results and that the company is well positioned to take advantage of future growth opportunities.

Izzo noted that, “PSEG’s earnings growth prospects are enviable. In 2007, we expect earnings to be around one-third higher than in 2006 and 10 percent higher still in 2008.” He also told shareholders, “Our excellent outlook supports our dividend policy. We expect to continue modest increases in the dividend as our financial condition allows.”

Strong Operational Results in 2006:

Ferland outlined for shareholders how PSEG has moved forward in the last two years by improving the operations of its nuclear and fossil generation plants, improving the company’s balance sheet and reducing international risk exposure. In addition, the company has benefited from the strengthening of electric markets. “Our improved position has been recognized by the investment community, with the shares of PSEG trading at roughly 50 percent higher than just two years ago,” noted Ferland.

Ferland stressed that financial success was tied to operational excellence throughout the company and pointed to key success indicators. “Our nuclear plants have been producing more energy than ever before; they have set new refueling duration records, including a world record at one of the Salem units; and have made significant and measurable improvements in a broad range of other key operational areas,” said Ferland. He also indicated that PSEG’s fossil plants have improved output and capacity and that PSEG Energy Holdings is having its most profitable year ever due to especially strong performance from its two 1000-MW power plants in Texas.

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Ferland also saluted PSE&G for a strong year and informed shareholders that for the second year in a row, PSE&G was named the most reliable electric utility in the nation and for the fifth year in a row was named the region’s most reliable electric utility.

Operational Success Foundation for Future Growth:

Izzo outlined for shareholders PSEG’s short-term objectives and how the company’s strengthening financial position will allow for future growth for the company. Izzo, who is expected to succeed Ferland as CEO when Ferland retires in March 2007, stressed that operational excellence is the foundation for future disciplined growth. “At PSEG, operational excellence is all about the men and women of our company: The many ways they use their skills and training to achieve best-ever safety results, to win national and regional reliability awards, to set new records in electric generation and, not least, to deliver one of life’s necessities for our customers in the icy depth of winter and the heat of summer.”

Izzo pointed out that in the time since merger proceedings with Exelon ended, PSEG has had three main short-term objectives: to continue its nuclear progress; re-staff the company; and, fairly resolve PSE&G’s pending electric and gas rate cases. Izzo noted that the rate cases have now been fairly settled, the re-staffing process has begun and the company recently extended the Nuclear Operating Services Agreement for two years, with an option to extend the agreement one year thereafter. Izzo noted, “We are not content with a three-year strategy. We are working hard – examining all the options we have to sustain our nuclear progress – to build on the tremendous accomplishments during the past two years at Salem and Hope Creek.”

As the company’s position continues to strengthen financially, Izzo noted that there will be many options for disciplined growth. “We will concentrate on areas within the core disciplines of our business – in energy generation, transmission and delivery – where we have a wealth of expertise and experience. And we will do so in domestic markets. We will stay away from one-off projects, but rather look to invest in areas that complement our existing investments.”

Izzo also stressed that PSEG was ready to resume a position of leadership in the industry. “Although our company’s profile was somewhat less visible while the merger was being considered, there is now both the need and the opportunity to re-establish ourselves as a thought leader,” said Izzo. “We will do this by contributing practical solutions on challenging and emerging issues. We will build on our leadership position as an environmentally responsible company; as an innovative company in the area of workforce development; and as an early adopter of new technology.”

Ferland and Izzo both noted that of all the indicators of excellence, they are most pleased with the company’s safety performance so far in 2006. “By a good margin, our employees have made this the safest year for our company in more than 103 years. This builds on more than a decade of safety progress, in which employees have reduced the number and severity of accidents by more than two-thirds – and testifies to our workforce’s overall commitment to excellence,” commented Ferland.

The shareholders meeting was held at the New Jersey Performing Arts Center in Newark, NJ. Complete text of remarks can be found in the media relations section of www.pseg.com.

Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, one of the largest independent power producers in the U.S.; Public Service Electric and Gas Company (PSE&G), New Jersey’s oldest and largest energy distribution utility company; and, PSEG Energy Holdings, a holding company for other non-regulated energy businesses.

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